EXHIBIT 2

                                LEHMAN BROTHERS



                                                              January 24, 2000

To the Management Group Investors named below
BNC Mortgage, Inc.
1063 McGaw Avenue
Irvine, CA  92614

Ladies and Gentlemen:

                     BNCM Acquisition Co. ("Acquisition Co."), an entity to be formed by Mortgage Investco LLC ("Lehman") and Kelly W. Monahan, Peter R. Evans, Al Lapena, Gary Vander-Haeghen, Marles Crow and Jamie Langford (such individuals, collectively, the "Management Group Investors"), intends to make an acquisition proposal to the Board of Directors of BNC Mortgage, Inc. (the "Company") with respect to the possible acquisition of the Company and its subsidiaries on the terms and subject to the conditions set forth in the attached "Term Sheet". We hereby advise you that, subject to the execution of mutually acceptable documentation, completion of due diligence and satisfaction of the conditions referred to in the proposal letter to be submitted to the Special Committee of the Company's Board of Directors substantially in the form of the draft attached hereto as Annex A (the "Proposal Letter"), Lehman is prepared to proceed as your equity partner in connection with such acquisition on the basis set forth in the attached "Term Sheet".

                     By countersigning below, each Management Group Investor hereby agrees that, subject to the execution of mutually acceptable documentation and satisfaction of the conditions referred to in the Proposal Letter and the Term Sheet, (i) he/she is prepared to proceed as an equity partner in connection with such acquisition, (ii) he/she will purchase shares of common stock of Acquisition Co., as described and on the terms set forth in the attached "Term Sheet", and (iii) he/she will not sell, convey, transfer or otherwise dispose of any shares of common stock or options to purchase shares of common stock of the Company currently held by him/her without the prior consent of Lehman during the period (the "Stand Off Period") from the date hereof until the earliest to occur of (a) the date Lehman shall have notified him/her that it has determined not to proceed with the proposed acquisition of the Company; or
(b) unless a definitive agreement (the "Definitive Agreement") has previously been executed by the Company, February 29, 2000; or (c) the date of termination of the Definitive Agreement.

                     Each Management Group Investor further agrees that during the Stand Off Period he/she will work exclusively with Lehman with respect to the proposed acquisition of the Company and that unless and until Lehman notifies such Management Group Investor that it has determined not to proceed with the proposed acquisition of the Company, neither such Management Group Investor nor his/her advisors or representatives will (i)



                             MORTGAGE INVESTCO LLC.
             3 WORLD FINANCIAL CENTER, 9TH FLOOR, NEW YORK, NY 10285
               TELEPHONE (212) 526-7406 FACSIMILE (212) 526-1607
solicit or encourage any third party with respect to any such acquisition, (ii ) enter into any discussions or negotiations related to such acquisition, or (iii) provide any information to any third party with respect to an acquisition unless and to the extent with respect to clauses (ii) and (iii) such individuals are directed by the Board of Directors of the Company to do so, in order to permit the Board to comply with its fiduciary duties under applicable law as advised by counsel.

                     This letter is solely for the benefit of the signatories hereto and no other person shall obtain any rights hereunder or be entitled to rely or claim reliance upon the terms and conditions hereof or in any documents delivered pursuant hereto. This letter may not be assigned by any of the signatories hereto and neither party may transfer any of its rights hereunder without the prior written consent of the other party.

                     This letter constitutes a binding agreement in principle of the signatories hereto and is intended to create a legally binding obligation on the part of the signatories hereto; provided, however, that if "mutually acceptable documentation," as referred to in the first and second paragraphs of this letter cannot be agreed upon for any reason by the end of the Stand Off Period, neither Lehman nor any Management Group Investor shall be obligated to proceed with the transaction. This letter is governed by and shall be construed in accordance with the law of the State of New York applicable to contracts made and performed in that State.

                     This document may be executed in one or more counterparts, each of which shall be considered an original, but all of which taken together shall constitute one and the same document.



                                       Very truly yours,

                                       MORTGAGE INVESTCO LLC

                                       By: /s/ Theodore P. Janulis
                                           ---------------------------------
                                           Name: Theodore P. Janulis
                                           Title: Managing Director




Accepted and agreed to as of the date first written above by:

/s/ Kelly W. Monahan
-------------------------
Kelly W. Monahan


/s/ Peter R. Evans
-------------------------
Peter R. Evans


/s/ Al Lapena
-------------------------
Al Lapena


/s/ Gary Vander-Haeghen
-------------------------
Gary Vander-Haeghen


/s/ Marles Crow
-------------------------
Marles Crow


/s/ Jamie Langford
-------------------------
Jamie Langford

                                     Annex A

                             [Draft Proposal Letter]

                                                               DRAFT 01/24/2000


                                 PROJECT BAGPIPE
                          PROPOSED TERMS OF ACQUISITION

This summary of terms is prepared by Lehman Brothers Holdings Inc. ("Lehman Brothers"). The terms and conditions are preliminary and are subject to change. They are intended for discussion purposes only, do not represent a commitment or agreement by Lehman Brothers or any other person and do not give rise to any rights, liabilities or obligations on the part of Lehman Brothers or any other person. Further, this is not intended to define or describe all of the terms and conditions of the possible transaction described herein. In particular, it is recognized that future due diligence investigations and discussions may bring to light new facts and questions that would call for changes in the transaction (including the structure thereof) or the abandonment of discussions and the possible transaction. Where discrepancies between this Summary and any definitive documents exist, the definitive documentation shall govern. [ ] indicates matters to be finally determined after due diligence and further discussions. This summary is intended to provide a basis for discussions with management concerning the feasibility of formulating a bid for the Target identified below and does not constitute a bid for the Target or an arrangement or agreement to make a bid with management. Each party acknowledges that certain information provided in connection with the possible transaction (including this term sheet, other information about the possible transaction or Lehman Brothers' business in general and financial and other information provided) is confidential. Each party agrees that it will not disclose such information to any other party except as required for the completion or funding of the transaction or as required by law, regulatory requirements or court order or discovery procedures.

Target:                             Bagpipe Mortgage Company ("Bagpipe").

Acquirer:                           Acquisition Company.

Acquisition Price:                  $9.50 per outstanding common share, on a
                                    fully diluted basis.

Acquisition Company:                An entity to be established by Lehman
                                    Brothers for the purpose of acquiring
                                    Bagpipe. Capitalization of Acquisition
                                    Company will consist of (i) $25,500,000 of acquisition debt from Lehman Brothers, (ii) up to $17,575,000 (in aggregate) of amortizing term debt and preferred stock from Lehman Brothers (the preferred stock component of this amount will represent up to $6,000,000), (iii) contribution by the retiring CEO ("Retiring CEO") of his Bagpipe common stock and stock options, representing an aggregate value of $2,500,000 and (iv) contribution by the retained management group ("Management") of their Bagpipe common stock and stock options, representing an aggregate value of $2,375,000.

                                    Lehman's preferred stock will be perpetual, bear an annual cash dividend yield (which will be cumulative) of 8%, be paid annually, and will be convertible at any time after two years (in whole or in part) into 25% of the fully diluted common stock of New Bagpipe upon full conversion of the preferred stock. (See also Conversion of Lehman Preferred Stock and Exercise of Warrants below).

                                    It is intended that the merger of
                                    Acquisition Company with and into Bagpipe
                                    (as described in Acquisition Structure
                                    below) shall be structured so as to be
                                    non-taxable to the shareholders of
                                    Acquisition Company.

                                    The term debt will include the following features:

                                    o        Seven (7) year final maturity with
                                             quarterly principal and interest
                                             payments in arrears.

                                    o        A minimum amortization schedule
                                             which will fully amortize the loan
                                             over its term. Additionally, all
                                             cash of New Bagpipe in excess of
                                             five percent (5%) of its current
                                             monthly sub-prime loan origination
                                             volume (after giving effect to any
                                             scheduled principal and interest
                                             payments on the term debt or
                                             working capital line or any
                                             payments on account of preferred
                                             stock which must be paid during
                                             such calendar quarter and any
                                             reserve related to the scheduled
                                             redemption of preferred stock) will
                                             be used to accelerate the
                                             amortization of the term debt. For
                                             purposes of this provision, cash
                                             shall be the amount calculated as
                                             of five (5) business days prior to
                                             each quarterly payment date, and
                                             shall mean all cash, cash
                                             equivalents and marketable
                                             securities (other than mortgage
                                             loans), plus accounts receivable,
                                             plus unutilized, current available
                                             advance capacity under then
                                             existing warehouse lending
                                             facilities minus accounts payable
                                             and minus accrued liabilities.

                                    o        Normal and customary financial
                                             covenants will be negotiated and
                                             included in the term loan
                                             documents.

                                    o        No dividends (other than those
                                             related to the preferred stock
                                             contemplated herein) will be
                                             allowed while any of the amortizing
                                             term debt is outstanding.

                                    o        The interest rate on the amortizing
                                             term debt will be 30-day LIBOR plus
                                             4%. LIBOR shall be reset on the
                                             first business day of each month.

                                    o        Detachable ten year maturity
                                             warrants which will be exercisable
                                             by Lehman Brothers after two years
                                             (in whole or in part and for a
                                             nominal exercise price), into the
                                             number of New Bagpipe common shares
                                             sufficient to produce for Lehman
                                             Brothers a 50% ownership of the
                                             aggregate post-conversion New
                                             Bagpipe common shares on a fully
                                             diluted basis. (See also Conversion
                                             of Lehman Preferred Stock and
                                             Exercise of Warrants below).


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
                                    Management shall be required to contribute no less than a percentage of his/her current Bagpipe common share and stock option holdings as more fully described in Attachment B hereto. All "in the money" stock options held by employees or directors of Bagpipe or other parties, if any, will be exercised so that such persons receive shares in Bagpipe which shall then be redeemed for cash by Bagpipe or, in the case of certain members of Management, exchanged for shares of Acquisition Company. All "out of the money" stock options shall be cancelled.

                                    Management will receive 100% of Acquisition
                                    Company's common shares in exchange for
                                    their Bagpipe common stock and "in the
                                    money" options. No party other than
                                    Management shall be permitted to exchange their Bagpipe common stock and/or options for stock in Acquisition Company.

                                    The retiring CEO will receive $2,500,000 of Acquisition Company non-voting preferred stock.

                                    Notwithstanding the above, in the event the Acquisition Price is adjusted to be higher or lower than $9.50, the aggregate value of Management's contribution of $2,375,000 of Bagpipe common stock and stock options shall also be adjusted up or down on the same percentage basis.

Conversion of Lehman                The conversion of Lehman's preferred stock
Preferred Stock and                 and exercise of its Warrants (if occurring,
Exercise of Warrants:               and whether simultaneously or at different
                                    times) shall result in Lehman's ownership of 75% of the common stock of New Bagpipe on a fully diluted basis. The Lehman Preferred
                                    Stock and Warrants shall be dilutable
                                    pro-rata in the event the BOD elects to
                                    raise equity or issue options, warrants or like equity instruments following the closing of the transaction contemplated herein.

Acquisition Structure:              The acquisition of Bagpipe will be effected
                                    either (1) through a reverse merger of the Acquisition Company with and into Bagpipe, with Bagpipe being the surviving entity of the merger (such surviving entity sometimes referred to herein as "New Bagpipe") or (2) through a tender offer by Acquisition
                                    Company for at least 90% of the common stock of Bagpipe, followed by a squeeze out merger with and into Bagpipe, with Bagpipe as the surviving entity. In the merger, all outstanding Bagpipe common shares not exchanged for Acquisition Company common or preferred shares will be redeemed for cash.


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
                                    All "in-the-money" stock options must be exercised and the resulting stock in Bagpipe will then be redeemed for cash or, in the case of Management, may be exchanged for shares in Acquisition Company. All "out of the money" stock options will be cancelled. The Bagpipe common shares held by Acquisition Company will then be cancelled. The outstanding common shares of Acquisition Company (held 100% by Management) will be converted into 100% of the outstanding common shares of New Bagpipe. The retiring CEO's non-voting preferred shares in Acquisition Company will be converted to New Bagpipe non-voting preferred shares. Lehman Brothers' amortizing term debt will be assumed by New Bagpipe.

                                    New Bagpipe will immediately pay to Lehman
                                    Brothers the full balance of the acquisition debt (plus accrued interest at 30 day LIBOR plus 2%) using available cash.

                                    In addition, following the completion of the transaction, the parties will investigate the advantages of converting New Bagpipe into a limited liability company or other tax pass-through entity.

New Bagpipe Non-Voting,
Non-Convertible,
Redeemable Preferred Shares:        The non-voting, non-convertible, redeemable
                                    preferred shares held by the Retiring CEO will bear a cumulative cash dividend yield, payable annually. The cash dividend yield will be equal to 8%. The non-voting, non-convertible, preferred shares shall be redeemed at par (plus accrued dividends) by New Bagpipe, unless otherwise agreed to by the Retiring CEO and New Bagpipe, pursuant to the following principal redemption schedule, or sooner at the option of New
                                    Bagpipe:

                                    o        $833,000 following the first
                                             anniversary of the Closing Date;

                                    o        $833,000 following the second
                                             anniversary of the Closing Date;
                                             and

                                    o        $834,000 following the third
                                             anniversary of the Closing Date.

                                    Dividends and principal redemption of the preferred stock is subordinate in right to interest and the minimum principal amortization requirement of the amortizing term debt described herein.

                                    Each such redemption shall occur within 90 days following the related anniversary of the Closing Date.

Employment Contracts:               Management will enter into employment and
                                    non-competition and non-solicitation
                                    contracts with New Bagpipe as described in Attachment B hereto.

                                    The Retiring CEO will enter into a one year consulting contract with New Bagpipe for $100,000. The Retiring CEO will be required to spend 40 business hours per month on New Bagpipe's premises during the first three months of the term of the consulting agreement. Thereafter, the Retiring CEO will spend up to 40 business hours per month on New Bagpipe business matters as directed by the CEO, BOD or Executive Committee of New Bagpipe. The Retiring CEO will also be prohibited from competition and solicitation of employees for a period of three years. The Retiring CEO's consulting, non-solicitation and non-competition agreement(s) shall be subject to Lehman approval.

Purchase of Management's
New Bagpipe Common Shares:          New Bagpipe Management will have the right
                                    to "put" 50% of their common stock received at closing to Lehman based on the fair market value of New Bagpipe at the end of the third year and 100% (all or none) of their remaining stock at the end of the seventh year. Management's "put" shall be exercisable at any time during an agreed upon 30-day period following the end of each the third year and seventh year.

                                    Lehman would also have the right to "call" up to 50% of Management's stock in New Bagpipe at any time after 42 months and up to 100% of Management's remaining stock after 90 months. The purchase price would be based on the fair market value of New Bagpipe at the time of the "call", subject to a minimum price equal to the pro-rata share of Management's cumulative basis in the stock plus a non-compounded return on such amount equal to 10% per annum. (For purposes of this calculation, Management's basis shall equal their contribution amount of Bagpipe common stock and stock options of $2,375,000, as described in Acquisition Company above. Assuming exercise of the "call" by Lehman for 50% of Management's interest at 42 months, the minimum purchase price shall be ($2,375,000 x 50%) x (1 +
                                    (10% x 3.5 years) = $1,603,125).
                                    Additionally, in the event within six months of the date Lehman exercises its "call" option to purchase Management's stock, as described in this paragraph, (i) Lehman sells 10% or more of its New Bagpipe stock to an entity other than an affiliate of Lehman, or (ii) New Bagpipe completes and IPO, then the purchase price paid by Lehman


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
                                    for the stock it purchased from Management shall be adjusted to reflect the valuation of New Bagpipe based on such sale or IPO (adjustment shall occur only in the event such valuation is higher than the valuation related to the exercise of the "call" and after taking into account any additional capital contributed to New Bagpipe, if any, during the interim period).

                                    If the stockholders and Lehman cannot agree to the fair market valuation of New Bagpipe, each shall appoint a nationally recognized independent appraiser with expertise in New Bagpipe's business (or as otherwise agreed to by the parties) to determine the value of New Bagpipe. If the valuation of the lower appraisal is at least 90% of the valuation of the higher of the appraisals, then the midpoint valuation will be used. If not, the two appraisers shall select a third who shall then pick the valuation determined by one of the two appraisers as the fair market value of New Bagpipe. Each appraisal submitted shall be based on a "going concern" valuation of New Bagpipe (versus a liquidation or asset valuation). Additionally, any special arrangements with Lehman (or affiliates of Lehman) which are not reflective of then current market standards, practices or pricing for arrangements between independent companies, shall be identified and the appraisals shall assume such special considerations do not exist or are modified to reflect market terms. The appraisals shall apply no premium or discount to the valuation of New Bagpipe due to Lehman's ownership position and/or ownership rights in New Bagpipe. Any non-cash charge incurred by New Bagpipe due to the exercise of the Warrants shall be excluded from the determination of the value of New Bagpipe as contemplated herein.

                                    The allocation of stock eligible for sale by Management pursuant to a "put" or "call" shall first be available, on a pro rata basis, to holders based on each holder's relative basis in their shares. Any remaining allotment shall then be allocated, on a pro rata basis, to holders based on their percentage ownership.

Board of Directors:                 A total of 4 members comprised of 2 Lehman
                                    Brothers' appointees and 2 Management
                                    appointees. In the event of a deadlock
                                    between the Lehman designees and the
                                    Management designees on a major decision (as described below), the then existing budget and business plan will continue in effect until such deadlock is resolved. Upon the occurrence of a deadlock, the parties shall negotiate in good faith for an agreed upon minimum period of time, employing their respective reasonable efforts to resolve such deadlock. The BOD shall agree to


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
                                    reconvene to address any deadlock in person prior to the end of such period of negotiation.

                                    If prior to the end of such period of
                                    negotiation the parties are unable to
                                    resolve the deadlock of a major decision as described in (i), (iii), (iv), (v), (vi) or
                                    (xiv) below, then the parties hereby agree to pursue a mediation of such deadlock, utilizing a mediator with experience in dealing with financial services companies. The parties also agree that such mediation shall be completed on an expedited basis, but in no event take more than 60 days. In the event mediation is unsuccessful in resolving such deadlock, then such deadlock may be resolved through a buy/sell mechanism. A buy/sell must be initiated by either party within 30 days of the completion of mediation. The party effecting the buy/sell mechanism must provide notice to the other party of the buy-sell price, permitting 30 days to respond to the buy-sell request, and an additional 60 days (or such other amount of time as is reasonably necessary to obtain any required state or other licenses to effect such transaction) to arrange and complete the buy-sell closing.

                                    Upon acquisition of a majority of the New
                                    Bagpipe shares for any reason, Lehman
                                    Brothers will have the right, but not the obligation, to appoint a majority of the members of the Board of Directors.

                                    Management shall be responsible for the
                                    operation of New Bagpipe (including the
                                    hiring and firing of personnel) consistent with the provisions of the New Bagpipe budget most recently approved by the BOD.The BOD shall have the right to make certain major decisions affecting New Bagpipe (or upon the appointment of an Executive Committee, have the right to have the Executive Committee make certain decisions on its behalf) as described below.

                                    Major decisions include, but are not limited to:

                                    (i)Amending New Bagpipe's charter,
                                    shareholder's agreement or other similar agreement, or changing the purpose of New Bagpipe;

                                    (ii) Any indebtedness to any single
                                    counterparty (including its affiliates) in excess of $500,000 or prepayment of indebtedness in excess of $500,000, other than the indebtedness contemplated herein;


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                                    (iii) Issuing additional equity or options;

                                    (iv) Redeeming or otherwise purchasing the equity of any holder other than as contemplated herein;

                                    (v) Any mergers or acquisitions;

                                    (vi) The business plan, including the annual and quarterly budgets;

                                    (vii) Amending the existing bonus/incentive plan guidelines or establishing new bonus/incentive plans;

                                    (viii) Settling claims of New Bagpipe in excess of $100,000;

                                    (ix) New loan product offerings or the
                                    termination of existing loan product
                                    offerings;

                                    (x) Entering into any binding option,
                                    underwriting agreement or contract to
                                    dispose of assets, including the sale or securitization of loans, in excess of $10,000,000 during any month;

                                    (xi) Establishing or using reserves other than pursuant to an approved budget;

                                    (xii) Hiring of any employees other than Account Executives, with a total compensation package reasonably anticipated to be in excess of $200,000 per year including salary, bonus, commissions or other taxable benefit, or firing of any member of Management or any employee (including Account Executives) with total annual compensation in excess of $200,000;

                                    (xiii) Hiring of any Account Executive with a compensation package (including salary, bonus, commissions or other taxable benefit) that is either (i) materially different from the standard compensation package provided by New Bagpipe (and approved by the BOD) to its Account Executives, or (ii) reasonably anticipated to be in excess of $350,000 per year; and

                                    (xiv) Entering into any guarantee or
                                    recourse agreement.

Working Capital:                    Lehman Brothers will provide a three year,
                                    $5,000,000 working capital line of credit
                                    (with an interest rate of 30 day LIBOR plus
                                    6%) to be utilized for general corporate purposes (other than repaying other indebtedness) as forecasted in New Bagpipe's budget approved by the BOD and Lehman.


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
                                    Repayment of working capital advances shall be prioritized over the acceleration of the term debt. The working capital line shall include appropriate financial covenants.

Underwriting Guidelines:            New Bagpipe will originate loan product in
                                    accordance with underwriting guidelines
                                    approved by the Board of Directors, which initially are expected to be substantially similar to those now used. Going forward, any material modifications to the underwriting guidelines for existing loan product offerings shall be determined by Management, subject to subsequent review by the Executive Committee. Any new loan product offerings not previously committed for sale to Lehman shall require the approval of the Executive Committee.
                                    However, the parties hereto acknowledge that New Bagpipe shall, from time to time, create new loan programs with the intent to originate such loans for sale to third party investors.

Loan Servicing:                     All loans sold by New Bagpipe pursuant to
                                    the Flow Purchase Commitment are expected to be sold on a servicing released basis. Loans originated and not yet sold pursuant to the Flow Purchase Commitment will be serviced on an interim basis by a servicer designated by Lehman Brothers in order to reduce servicing transfer and boarding costs and provide access to Lehman Brothers level servicing pricing for New Bagpipe loans and related securitizations. Other loans will be serviced by a servicer selected by management and approved by the Board of Directors.

Stock Options:                      Management compensation and incentives are
                                    expected to be achieved principally through the base salaries and performance- based bonus pool described above. No stock option plans are anticipated until such time, if any, as New Bagpipe completes an IPO.

Warehouse Lines:                    Lehman Brothers will initially establish
                                    with New Bagpipe a $150,000,000 warehouse line to finance the origination of prime and subprime mortgage loans. The parties intend that the maximum amount available under the warehouse line will be increased from time to time, as appropriate and in the sole discretion of Lehman as lender pursuant thereto, as New Bagpipe's origination volume increases. The term of the warehouse line will be three years. The advance rate shall be 100% of par for "current" loans (less than 31 days past due). The facility shall also include a $15,000,000 sub-limit to finance delinquent or defaulted loans
                                    (including bankruptcies) at 90% of fair
                                    market value, and a $50,000,000 sub-limit to finance "wet" loans. Pricing shall be at


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
                                    current market rates or as otherwise agreed to by the parties. The warehouse line shall include appropriate financial covenants.

                                    It is anticipated that New Bagpipe also will maintain one or more third party warehouse lines. Each warehouse line of New Bagpipe shall be entitled to a first priority security interest in the mortgage loans financed therein and shall be senior in priority to the term debt and working capital line of credit provided by Lehman Brothers.

Lehman Advisory
Agreement:                          In the event New Bagpipe elects to engage an
                                    outside party for capital markets
                                    underwritings or placements, financial
                                    advisory or any other services which are provided by Lehman Brothers, including services in connection with the origination, financing, sale, disposition and securitization of New Bagpipe's loan products, Lehman Brothers shall be offered the right of first refusal to provide such services on terms and at the fees customary in the market at such time for firms comparable to Lehman Brothers.
                                    Notwithstanding the preceding sentence, New
                                    Bagpipe shall not engage an entity other than Lehman at a price or for a fee equal to or greater than that offered to or by Lehman.

Flow Purchase Commitment:           New Bagpipe will sell subprime loans to
                                    Lehman Brothers each month at agreed upon market prices which will be adjusted periodically pursuant to a flow purchase agreement between the parties. Lehman
                                    Brothers will be offered a first look and right of first refusal on all loans originated by New Bagpipe (to be exercised within 15 days of first look), other than specified types of loans identified by Lehman Brothers from time to time, which may be offered to other parties.

Loan Origination Procedure:         After closing, it is contemplated that up to
                                    100% of the subprime mortgage loans sourced by New Bagpipe will be closed directly through a Lehman Brothers affiliate, herein referred to as Bagpipe Funding (see
                                    Attachment A). In order to effect the
                                    creation of Bagpipe Funding and facilitate its role as originator of certain subprime loans sourced by New Bagpipe, certain employees of New Bagpipe shall be required to become employees of Bagpipe Funding. The compensation and benefits of Bagpipe Funding employees shall be comparable to those provided to like employees of New Bagpipe.
                                    Additionally, certain members of Bagpipe management shall become dual officers of Bagpipe and Bagpipe Funding. Bagpipe Funding will pay New Bagpipe certain fees for sourcing the mortgage loans closed by Bagpipe Funding. It is intended that such fees shall offset the costs incurred by New


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                                    Bagpipe in sourcing such mortage loans.
                                    Bagpipe Funding will maintain its own
                                    warehouse funding line to fund the mortgage loans it closes. Any economic benefit or cost of Bagpipe Funding that would otherwise have been realized by New Bagpipe if not for such structure (including any net income amounts or any value attributable to the operations or infrastructure of Bagpipe Funding) shall be incorporated into or consolidated with New Bagpipe's reported results from operations utilized for the valuation purposes contemplated in Purchase of Management's New Bagpipe Common Shares above.


Transaction Expenses:               To be paid by New Bagpipe, and estimated as
                                    follows:

                                    o        $250,000 - Fairness Opinion for
                                             Bagpipe BOD;

                                    o        $100,000 - Legal fees of Bagpipe
                                             BOD counsel;

                                    o        $1,000,000 - Legal fees of
                                             Lehman/New Bagpipe/Management
                                             counsel;

                                    o        $650,000 - Lehman M&A advisory fee;

                                    o        $350,000 - Acquisition Debt
                                             commitment fee;

                                    o        $150,000 - Accountants fees; and

                                    o        $50,000 - Miscellaneous fees.






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